Exhibit 3.tt

DECLARATION OF AFFAIRS AND ORGANIZATIONAL ACTION

FOR

SE INTERNATIONAL HOLDINGS LLC

The undersigned, being the sole member of SE INTERNATIONAL HOLDINGS LLC (the “Company”), hereby makes the following declarations (the “Declaration”) and takes the following actions by its written consent:

I.	STATEMENT OF PURPOSE.

The Company has been formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be formed under Sections 1705.01 to 1705.58, inclusive, of the Ohio Revised Code (the “Act”), including, without limiting the generality of the foregoing, the following purposes:

(a)

to engage in the business (the “Business”) of (i) owning, managing and ultimately disposing of ownership interests in corporations, partnerships, limited liability companies or other legal entities engaged in furthering the business of the Member in foreign countries (the “International Subsidiaries”); and (ii) contributing capital to, loaning funds to, and receiving distributions or loan payments from, the International Subsidiaries;

(b)	to borrow money and issue evidences of indebtedness for purposes of the Business or otherwise and to secure the same by mortgage, pledge or other lien on any property of the Company; and

(c)	to enter into any kind of activity, and to perform and carry out contracts of any kind, incident or appropriate to the business of the Company.

II.	CAPITAL CONTRIBUTION.

SIMPLIMATIC ENGINEERING HOLDINGS LLC, an Ohio limited liability company (the “Member”), shall contribute One Hundred Dollars ($100) to the capital of the Company in exchange for one hundred percent of the membership interests in the Company.

III.	ADDITIONAL CAPITAL CONTRIBUTIONS.

The Member shall have the right (but not the obligation) to make additional capital contributions to the Company from time to time as necessary to meet the working capital needs of the Company.

IV.	RETURN OF CAPITAL.

The Company shall have the right from time to time to make distributions to the Member that include a return of all or any pa11 of the capital contribution of the Member.

V.	MEMBER LOANS.

(a) The Member shall have the right (but not the obligation) to make loans to the Company from time to time as necessary to meet the working capital needs of the Company. In the event that the Member advances funds to the Company, such advance shall be deemed to be a loan to the Company unless the Member expressly designates such advance as a capital contribution.

(b) Unless otherwise provided in writing in respect of any specific loan, all loans made by the Member shall be payable upon demand and shall bear interest at a per annum rate equal to two percent (2.0%) in excess of the prime rate as announced from time to time by the bank in which the Company maintains its principal operating account.

(c) Loans made by the Member to the Company may (but need not be) evidenced by a promissory note or other written agreement.

VI.	DISSOLUTION OF THE COMPANY.

(a) The existence of the Company shall continue perpetually unless the Member determines to dissolve the Company and wind up its affairs. None of the events described in Section 1705.15 (C) through (J) of the Act shall be deemed to be an event of withdrawal in respect of the Company, and the existence of the Company shall continue notwithstanding the occurrence of any such event.

(b) Upon the dissolution of the Company and the commencement of the winding up of the Company, a Certificate of Dissolution shall be filed pursuant to the Act.

(c) Upon the dissolution of the Company, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Member. The Member (or any person or persons designated by the Member) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s assets and liabilities, shall liquidate the Company’s assets as promptly as is consistent with obtaining fair value thereof and shall apply the proceeds of such liquidation, to the extent sufficient therefor, to the following:

(i)

First, to the payment and discharge of all of the Company’s debts and liabilities to its creditors (including, without limitation, the Member, to the extent the Member is a creditor), including the establishment of any necessary reserves; and

(ii)	The balance, if any, to the Member.

VII.	BY-LAWS.

The By-Laws attached hereto as Exhibit A are hereby adopted as the By-Laws of the Company.

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VIII.	DESIGNATION OF OFFICERS.

The Member may appoint a President, Vice President, Treasurer and/or Secretary of the Company to serve in such capacities until such time as their successors shall be designated by the Member. The Member hereby appoints the following officers for the Company:

Thomas DiNardo	President
Sara M. Orange	Chief Financial Officer, Treasurer and Secretary

IX.	BANKING.

The Company shall transact banking at such banks as the Member may from time to time designate. The officers of the Company are hereby authorized to execute and deliver to the designated banks their customary forms of banking resolutions and to attach copies of such resolutions to this Declaration. Any such resolutions shall be deemed to have been adopted by the Member in the same manner and with the same effect as if fully set forth herein.

X.	NO THIRD-PARTY BENEFICIARY.

The provisions of this Declaration are for the benefit of the Member and the Company only and are not for, nor shall they inure to the benefit of creditors of the Company nor anyone asserting a claim against the Company.

XI.	GENERAL MATTERS.

(a) The appointment by the Company of SMDK Agency, Inc. to act as agent for the Company in the State of Ohio upon whom any process, notice, or demand required or permitted by statute to be served upon the Company may be served is hereby ratified, confirmed, and approved.

(b) The actions of Singerman, Mills, Desberg & Kauntz Co., L.P.A. in connection with the formation of the Company, including, without limitation, the filing of the Articles of Organization of the Company with the Ohio Secretary of State are hereby ratified, confi1med and approved.

(c) The address of the principal office of the Company shall be 1046 W. London Park Drive, Forest, Virginia 24551.

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IN WI1NESS WHEREOF, the undersigned, being the sole member of the Company, has executed this Declaration of Affairs and Organizational Action as of the 17th day of December, 2020.

SIMPLIMATIC ENGINEERING HOLDINGS LLC

By:	/s/ Thomas DiNardo
Thomas DiNardo, President

[Signature page for SE International Holdings LLC Declaration of Affairs]

EXHIBIT “A”

BY-LAWS OF

SE INTERNATIONAL HOLDINGS LLC

CHAPTER I

MEMBERSHIP INTERESTS

1.01 Transfer and Registration of Membership Interests. The membership interests in the Company shall not be represented by certificates unless the member by written action determines to provide for the issuance of certificates. The membership interests shall be registered and transferred on the books of the Company. If the member by written action provides for the issuance of certificates, the member shall have the right to make such rules and regulations as the member deems expedient concerning the issuance, transfer and registration of such certificates and the membership interest represented thereby and may appoint transfer agents and registrars thereof.

CHAPTER II

OFFICERS

2.01 Officers. The Company may have a President, a Secretary, and a Treasurer. The Company may also have one or more Vice Presidents and such other officers and assistant officers as the member may deem necessary. By designating a person to serve as an officer of the Company, the member shall be deemed to have considered such office necessary and to have established such office in accordance with this Section.

2.02 Resignation. An officer may resign at any time by giving notice to the member, the President or the Secretary. Such notice shall be effective when received by the person or persons to whom directed, unless some other time is specified therein.

2.03 Removal. Any officer may be removed, with or without cause, by the member without prejudice to the contract rights of such officer.

2.04 Vacancy. The member may fill any vacancy in any office occurring by whatever reason.

2.05 Compensation. Compensation of all officers shall be fixed by the member, and no officer shall be prevented from receiving such compensation by virtue of the fact that he or she is also a member of the Company.

2.06 The President. The president shall be the chief executive officer of the Company; shall have general and active management of the business of the Company; and shall see that all orders and resolutions of the member are carried into effect. The president shall execute bonds, mortgages and other contracts of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the member to some other officer or agent of the Company.

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2.07 Vice Presidents. The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the member, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president and shall perform such other duties and have such other powers as the member may, from time to time, determine or these By-Laws may prescribe.

2.08 The Secretary and Assistant Secretaries. The secretary shall keep a record of all the proceedings of the member of the Company; shall have custody of the seal of the Company, if any, and the secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The member may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the member, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the member may from time to time prescribe.

2.09 The Treasurer and the Assistant Treasurer. The treasurer shall have the custody of the Company’s funds and securities; shall keep full and accurate accounts or receipts and disbursements in books belonging to the Company; shall deposit all monies and other valuable effects in the name and to the credit of the Company as may be ordered by the member, taking proper vouchers for such disbursements; and shall render to the president and the member an account of the Company upon request. If required by the member, the treasurer shall give the Company a bond (which shall be renewed every six years) in such sums and with such surety or sureties as shall be satisfactory to the member for the faithful performance of the duties of the office of treasurer and for the restoration to the Company, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the Company. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the member, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the member may from time to time prescribe.

2.10 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-Laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the member.

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CHAPTER III

INDEMNIFICATION

3.01 Indemnification. The Company shall indemnify and defend (subject to the provisions of Section 3.02), to the full extent then permitted by law, any person who was or is a patty or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of a corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, provided, however, that the Company shall indemnify any such agent (as opposed to any officer or employee) of the Company to an extent greater than that required by law only if and to the extent that the member may, in its discretion, so determine.

3.02 Advance Payment of Expenses. Expenses, including attorney’s fees, incurred in defending any action, suit or proceeding referred to in Section 3.01 of this Chapter may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the member in the specific case upon receipt of an undertaking by or on behalf of the officer, employee or agent to repay such amount, unless it shall ultimately be dete1mined that he is entitled to be indemnified by the Company as authorized in this Chapter.

3.03 Non-Exclusive. The indemnification provided in this Chapter shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, the Articles of Organization, these By-Laws, or any agreement, or act of the member or otherwise, both as to action in official capacities and as to action in another capacity while he is an officer, employee or agent, and shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of each such person.

3.04 Insurance. The Company may, to the full extent then permitted by law, purchase and maintain insurance on behalf of any person who is or was an officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, trustee, officer, employee or agent of a corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

CHAPTER IV

MISCELLANEOUS

4.01 Fiscal Year. The fiscal year of the Company shall be the calendar year or as otherwise may be determined from time to time by the member.

4.02 Voting Upon Shares Held by the Company. Unless otherwise ordered by the member, the President in person or by proxy or proxies appointed by him or her shall have full power and authority on behalf of the Company to vote, act and consent with respect to any shares or interests issued by other entities which the Company may own, which may be held in the Company’s name or as to which the Company may otherwise have the right to vote, act or consent.

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4.03 Checks, Drafts, etc. All checks, drafts, or other orders for the payment of money, notes, or other evidence of indebtedness issued in the name of the Company shall be signed by such officer or officers, agent or agents of the Company and in such manner as the member may determine.

CHAPTER V

ADDITIONAL MEMBERS

5.01 Additional Members. In the event that at any time the Company has more than one member, the actions required or permitted to be taken by the member hereunder shall be taken with the approval of members holding a majority of the percentage interests in the Company.

CHAPTER VI

AMENDMENTS

6.01 Amendment of By-Laws. These By-Laws may be amended or repealed and new amendments may be adopted by written action of the Member.

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